Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Shengfeng Development Limited on Form F-1 of our report dated May 1, 2023 with respect to our audit of the consolidated financial statements of Shengfeng Development Limited as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 20-F of Shengfeng Development Limited for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

August 4, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com